Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Report of Independent Registered Public Accounting Firm dated June 22, 2023 relating to the financial statements of Arrived SFR Genesis Fund, LLC, which comprise the balance sheet as of May 31, 2023 and the related statements of comprehensive income, changes in member’s equity, and cash flows for the period May 1, 2023 (date of inception) through May 31, 2023, and the related notes to the financial statements.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania
August 18, 2023